EXHIBIT 99.2

ANSYS, INC. FIRST QUARTER 2018

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

May 2, 2018

ANSYS is providing a copy of its prepared remarks in connection with its earnings announcement. These remarks are offered to provide stockholders and research analysts with additional time and detail for analyzing our Q1 2018 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:

May 3, 2018

8:30 a.m. Eastern Time

•	To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on Events & Presentations, then Webcasts & Events.
•	The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and referencing conference code 10119158.
•	A replay will be available within two hours of the call's completion at http://investors.ansys.com or by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10119158.

SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q1 earnings press release, which can be found on our website in the Press Releases section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

We transitioned to ASC 606 on January 1, 2018, which impacted the timing and amounts of revenue recognized. The most significant impact relates to the accounting for lease licenses. Under ASC 605, the revenue associated with these licenses was recognized ratably, over the lease term, and was accounted for entirely as lease license revenue. Under ASC 606, 50% of the value of the lease license is recognized up front as lease license revenue, while the remainder is recognized as maintenance revenue ratably over the contract duration. The upfront recognition of the amount attributed to license revenue results in greater volatility in our revenue and earnings results. To assist analysts and investors with their understanding of our operating results, we are introducing a new performance metric, Annual Contract Value (ACV). We believe this new measure is an improved metric as compared to the historically provided bookings metric because it adjusts the sales bookings metric to reflect only the annual value of a contract and also adjusts to reflect the sales booking at the date of the contract inception or renewal.

For comparability purposes, the amounts presented in the overview, highlights, regional commentary, stock-based compensation expense and currency impacts sections refer to results under ASC 605, as if previous revenue recognition guidance was in effect, unless otherwise specified.

FIRST QUARTER 2018 OVERVIEW

We had a strong start to the year with revenue and earnings that exceeded the high end of our guidance. We reported first quarter consolidated non-GAAP revenue of $285.2 million, an increase of 12% in reported currency and 7% in constant currency. We also achieved non-GAAP EPS of $1.22 in the first quarter of 2018, which represented 37% growth over Q1 2017. Our financial results for Q1 2018 included cash flows from operations of $132.4 million.

The following are other notable comments related to Q1 2018:

•	Lease license revenue grew 5% and maintenance revenue grew 9% in Q1 2018, both in constant currency.

•	Both lease licenses and maintenance contributed to the recurring revenue base continuing to remain strong at 78% of revenue for the first quarter.

•	Our direct and indirect businesses contributed 77% and 23%, respectively, of Q1 revenue.

•	Our focus on sales execution and business investments have resulted in a deferred revenue and backlog balance of $841.7 million, an increase of 29% over Q1 2017. We had 30 customers with orders over $1 million, including the largest deal in our history, a $50 million, three-year contract.

•	Consistent with our commitment to return value to our stockholders, we repurchased 0.8 million shares at an average price of $157.11 per share during the first quarter. In February 2018, our Board of Directors increased the authorized share repurchase program to a total of 5.0 million shares. As of March 31, 2018, we had 4.8 million shares remaining in the authorized share repurchase program.

•	Total headcount on March 31, 2018 was approximately 3,000 employees.

Other Recent Highlights

•	We announced an agreement to acquire OPTIS, a premier provider of software for scientific simulation of light, human vision and physics-based visualization. The acquisition adds capabilities to the ANSYS portfolio to provide a comprehensive sensor solution, including visible and infrared light, electromagnetics and acoustics for camera, radar and lidar. These sensors are critical to the development of safe autonomous vehicles. OPTIS also has a photo-realistic virtual reality and closed-loop simulation platform, which helps decrease the development time for autonomous vehicles. The combination of OPTIS and ANSYS will allow automotive manufacturers to simulate the environment autonomous vehicles are navigating, including road and weather conditions. The transaction closed in Q2 2018 at a purchase price of approximately $300 million.

DEFERRED REVENUE AND BACKLOG

	ASC 606	ASC 605
(in thousands)	March 31, 2018	March 31, 2018	December 31, 2017	March 31, 2017	December 31, 2016
Current Deferred Revenue	$311,718	$471,676	$440,491	$414,708	$403,279
Current Backlog	126,932	122,328	97,283	78,417	64,361
Total Current Deferred Revenue and Backlog	438,650	594,004	537,774	493,125	467,640

Long-Term Deferred Revenue	17,676	30,871	28,069	17,800	12,567
Long-Term Backlog	138,683	216,785	203,867	141,671	157,633
Total Long-Term Deferred Revenue and Backlog	156,359	247,656	231,936	159,471	170,200

Total Deferred Revenue and Backlog	$595,009	$841,660	$769,710	$652,596	$637,840

ACV AND SEVEN-FIGURE CUSTOMER ORDERS

(in thousands)	Q1 QTD 2018	Q1 QTD 2017	% Change	% Change in Constant Currency
ACV	$293,857	$248,874	18.1%	9.9%

The Company had customers with seven-figure cumulative orders as follows:

	Q1 QTD 2018	Q1 QTD 2017
≥ $1.0 - < $5.0 million	27	26
≥ $5.0 - < $10.0 million	1	5
≥ $10.0 million	2	—

NON-GAAP REVENUE

	ASC 606		ASC 605
(in thousands, except percentages)	Q1 QTD 2018	% of Total	Q1 QTD 2018	% of Total	Q1 QTD 2017	% of Total	% Change	% Change in Constant Currency
Lease	$48,772	17.2%	$102,196	35.8%	$93,777	37.0%	9.0%	5.0%
Perpetual	61,274	21.6%	53,068	18.6%	48,274	19.0%	9.9%	3.2%
Maintenance	164,297	58.0%	120,959	42.4%	104,406	41.2%	15.9%	9.2%
Service	8,931	3.2%	8,950	3.1%	7,091	2.8%	26.2%	21.1%
Total	$283,274		$285,173		$253,548		12.5%	6.8%

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value. The impact on GAAP revenue under ASC 606 was $0.4 million for the first quarter of 2018. The impacts on GAAP revenue under ASC 605 were $0.6 million and $0.1 million for the first quarters of 2018 and 2017, respectively.

NON-GAAP GEOGRAPHIC REVENUE HIGHLIGHTS

	ASC 606		ASC 605
(in thousands, except percentages)	Q1 QTD 2018	% of Total	Q1 QTD 2018	% of Total	Q1 QTD 2017	% of Total	% Change	% Change in Constant Currency
Americas	$104,201	36.8%	$114,565	40.2%	$106,847	42.1%	7.2%	7.1%

Germany	45,538	16.1%	33,389	11.7%	25,116	9.9%	32.9%	15.4%
United Kingdom	8,386	3.0%	9,402	3.3%	7,311	2.9%	28.6%	15.0%
Other EMEA	51,200	18.1%	48,896	17.1%	41,418	16.3%	18.1%	4.3%
EMEA	105,124	37.1%	91,687	32.2%	73,845	29.1%	24.2%	9.1%

Japan	30,669	10.8%	34,504	12.1%	31,472	12.4%	9.6%	4.4%
Other Asia-Pacific	43,280	15.3%	44,417	15.6%	41,384	16.3%	7.3%	3.9%
Asia-Pacific	73,949	26.1%	78,921	27.7%	72,856	28.7%	8.3%	4.1%

Total	$283,274		$285,173		$253,548		12.5%	6.8%

Regional Commentary

Americas

The Americas delivered 7% constant currency revenue growth, including 11% constant currency growth in maintenance revenue. We also signed the largest deal in our history, a $50 million, three-year contract. The automotive and high-tech industries continue to converge, driven by the demand for autonomous vehicles, electrification and connectivity. These industries remain dependent upon our solutions, including our solutions for radar, safety and embedded software. The high-tech industry is also driven by the technology demands of 5G, IoT and data. The energy industry continues to recover, but companies are still slow to make significant new investments. The industrial equipment industry continues to focus on delivering durable, reliable and efficient products. Across the industries, companies are focusing on autonomy, electrification and connectivity for their products, for which simulation can reduce complexity, cost and time to market.

EMEA

EMEA continued to recover with constant currency revenue growth of 9%, including strong growth in perpetual revenue and 11% constant currency maintenance revenue growth. We also had 11 customers with cumulative orders in excess of $1 million as compared to seven customers in the first quarter of 2017. Germany, France and the United Kingdom each delivered double-digit constant currency revenue growth. Our results continue to show progress as we build the sales pipeline and execute on the initiatives related to our updated go-to-market strategy in the region. EMEA experienced similar overall industry trends as the Americas, including a recovery in the automotive industry.

Asia-Pacific

Asia-Pacific results included 4% constant currency revenue growth. The growth was as expected based on deal timing and a very strong prior year comparable. We experienced a similar growth rate in our largest geography in the region, Japan, with slightly higher growth in South Korea and China. The industry trends in the region were similar to those in the Americas. The energy industry was boosted by China's investment in domestic energy generation and infrastructure programs. The industrial equipment industry was supported by strength in South Korea and India, but offset by weakness in China and Japan.

INCOME STATEMENT HIGHLIGHTS

Q1 2018 MARGINS: The non-GAAP gross and operating margins were as follows:

	ASC 606	ASC 605
	Q1 QTD 2018	Q1 QTD 2018
Gross Margin	89.8%	89.9%
Operating Margin	45.0%	45.3%

Q1 2018 TAX RATE: Our ASC 606 Q1 non-GAAP effective tax rate was 20.4%. Our ASC 605 Q1 non-GAAP effective tax rate was 20.3%.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $889.8 million as of March 31, 2018, of which 62% was held domestically.
•	Cash flows from operations were $132.4 million for the first quarter of 2018 as compared to $125.9 million for the first quarter of 2017.
•	Consolidated net DSO was 84 days under ASC 606, which significantly increased upon the adoption of ASC 606 on January 1, 2018. Consolidated net DSO was 38 days under ASC 605.
•	Capital expenditures totaled $2.9 million for the first quarter of 2018. We are currently planning total 2018 capital expenditures in the range of $25 - $30 million.

SHARE COUNT AND SHARE REPURCHASES

We had 86.2 million fully diluted weighted average shares outstanding in Q1. In line with our commitment to return capital to stockholders, we repurchased 0.8 million shares at an average price of $157.11 per share during the first quarter of 2018. In February 2018, the Company's Board of Directors increased the authorized share repurchase program to a total of 5.0 million shares. As of March 31, 2018, the Company had 4.8 million shares remaining in its authorized share repurchase program.

STOCK-BASED COMPENSATION EXPENSE

	Three Months Ended
(in thousands, except per share data)	March 31, 2018	March 31, 2017
Cost of sales:
Software licenses	$269	$250
Maintenance and service	741	426
Operating expenses:
Selling, general and administrative	8,278	5,956
Research and development	5,981	3,881
Stock-based compensation expense before taxes	15,269	10,513
Related income tax benefits	(11,304)	(10,421)
Stock-based compensation expense, net of taxes	$3,965	$92
Net impact on earnings per share:
Diluted earnings per share	$(0.05)	$—

CURRENCY

CURRENCY IMPACTS: The first quarter 2018 revenue and operating income under ASC 605 as compared to the first quarter of 2017 were favorably impacted by currency fluctuations of $14.3 million and $8.0 million, respectively.

There was a favorable foreign exchange impact on deferred revenue and backlog of $7.2 million for the first quarter.

OUTLOOK

The outlook below includes the impacts of the Company's acquisition of OPTIS.

Q2 2018 OUTLOOK: We are currently forecasting the following for Q2 2018 under ASC 606:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$269.5 - $289.5	$272.0 - $292.0
Operating margin	24.0% - 28.0%	39.0% - 41.0%
Effective tax rate	20.0% - 23.0%	22.0% - 23.5%
Diluted earnings per share	$0.54 - $0.76	$0.94 - $1.09

We are currently forecasting the following for Q2 2018 under ASC 605:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$289.5 - $299.5	$294.0 - $304.0
Operating margin	28.0% - 31.0%	43.0% - 44.0%
Effective tax rate	20.0% - 23.0%	22.0% - 23.5%
Diluted earnings per share	$0.72 - $0.85	$1.13 - $1.19

FY 2018 OUTLOOK: We are updating our FY 2018 forecast under ASC 606 based on our current sales visibility, the assumption of a continuation of a similar business climate to that we experienced in the first quarter and the inclusion of the impacts of the OPTIS acquisition. We are currently forecasting:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$1,189.3 - $1,254.3	$1,197.0 - $1,262.0
Operating margin	29.0% - 33.0%	42.0% - 44.0%
Effective tax rate	18.5% - 21.5%	21.5% - 23.0%
Diluted earnings per share	$3.29 - $3.94	$4.60 - $5.08

We are also updating our forecast for FY 2018 under ASC 605 as follows:

(in millions, except percentages and per share data)	GAAP	non-GAAP
Revenue	$1,214.0 - $1,244.0	$1,228.0 - $1,258.0
Operating margin	30.0% - 33.0%	44.0%
Effective tax rate	18.5% - 21.5%	21.5% - 23.0%
Diluted earnings per share	$3.49 - $3.85	$4.85 - $5.04

We are updating our forecast for the following for FY 2018:

(in millions)	Other Financial Metrics
ACV	$1,262.0 - $1,302.0
Operating cash flows*	$435.0 - $475.0

*The Company's operating cash flow guidance reflects an adverse impact of approximately $12.0 - $15.0 million related to the acceleration of income tax payments associated with deferred revenue and backlog credited to retained earnings and never recognized as revenue in the financial statements.

The Company's ACV metric during FY 2017 was approximately $1,124.0 million.

We are currently expecting approximately 86.5 - 87.0 million fully diluted shares outstanding for Q2 2018 and FY 2018.

OPTIS IMPACTS: The impacts of the OPTIS acquisition on key guidance metrics are presented below for Q2 2018. The impacts of the acquisition include the expected operating results of OPTIS, one-time integration costs and the impact of the capital deployment that would have otherwise resulted in interest income and incremental share repurchases.

(in millions, except per share data)	ANSYS Standalone	OPTIS Acquisition	Financial Guidance
ASC 606
GAAP revenue	$265.8 - $285.8	$3.7	$269.5 - $289.5
Non-GAAP revenue	$266.0 - $286.0	$6.0	$272.0 - $292.0
GAAP diluted earnings per share	$0.66 - $0.82	($0.12) - ($0.06)	$0.54 - $0.76
Non-GAAP diluted earnings per share	$0.95 - $1.10	($0.01)	$0.94 - $1.09

ASC 605
GAAP revenue	$287.7 - $297.7	$1.8	$289.5 - $299.5
Non-GAAP revenue	$288.0 - $298.0	$6.0	$294.0 - $304.0
GAAP diluted earnings per share	$0.85 - $0.92	($0.13) - ($0.07)	$0.72 - $0.85
Non-GAAP diluted earnings per share	$1.14 - $1.20	($0.01)	$1.13 - $1.19

The impacts of the OPTIS acquisition on key guidance metrics are as follows for FY 2018:

(in millions, except per share data)	ANSYS Standalone	OPTIS Acquisition	Financial Guidance
ASC 606
GAAP revenue	$1,171.3 - $1,236.3	$18.0	$1,189.3 - $1,254.3
Non-GAAP revenue	$1,172.0 - $1,237.0	$25.0	$1,197.0 - $1,262.0
GAAP diluted earnings per share	$3.67 - $4.23	($0.38) - ($0.29)	$3.29 - $3.94
Non-GAAP diluted earnings per share	$4.68 - $5.16	($0.08)	$4.60 - $5.08

ASC 605
GAAP revenue	$1,200.9 - $1,230.9	$13.1	$1,214.0 - $1,244.0
Non-GAAP revenue	$1,202.0 - $1,232.0	$26.0	$1,228.0 - $1,258.0
GAAP diluted earnings per share	$3.91 - $4.18	($0.42) - ($0.33)	$3.49 - $3.85
Non-GAAP diluted earnings per share	$4.92 - $5.11	($0.07)	$4.85 - $5.04

ACV	$1,233.0 - $1,273.0	$29.0	$1,262.0 - $1,302.0

CURRENCY OUTLOOK: The Company’s results have been, and will continue to be, impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen. Our currency rate assumptions are as follows:

	Euro	British Pound	Japanese Yen
Q2 2018	1.21 - 1.24	1.38 - 1.41	107 - 110
FY 2018	1.22 - 1.25	1.39 - 1.42	106 - 109

The outlook presented above factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.

GLOSSARY OF TERMS

Annual Contract Value (ACV): ACV is comprised of the following:

•	the annualized value of maintenance and lease contracts with start dates or anniversary dates during the period, plus
•	the value of perpetual license contracts with start dates during the period, plus
•	the value of fixed-term services contracts completed during the period with an expected duration of 12 months or less, plus
•	the value of work performed during the period on fixed-deliverable services contracts.

Example 1: A $300,000 lease or maintenance contract with a term of January 1, 2018 - December 31, 2020 would contribute $100,000 to ACV in each of fiscal years 2018, 2019 and 2020.

Example 2: A perpetual license valued at $200,000 with a contract start date of March 1, 2018, sold in connection with three years of annual maintenance valued at a total of $120,000 would contribute to ACV as follows:  fiscal year 2018: $240,000 ($200,000 + $40,000); fiscal years 2019 and 2020: $40,000 in each year.

Backlog: Installment billings for periods beyond the current quarterly billing cycle and customer orders received but not processed.

Deferred Revenue: Billings made or payments received in advance of revenue recognition from software license and maintenance agreements.

Lease or Time-Based License: A license of a stated product of the Company’s software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period for the maintenance portion and up front for the license portion under ASC 606. Both portions were recognized ratably under ASC 605.

Perpetual / Paid-Up License: A license of a stated product and version of the Company’s software that is granted to a customer for use in perpetuity. The revenue related to this type of license is typically recognized up front.

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the second quarter of 2018, FY 2018 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 22, 2018.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES

ASC 606 Reconciliation of Non-GAAP Measures

(Unaudited)

	Three Months Ended
	March 31, 2018
(in thousands, except percentages and per share data)	GAAP Results	Adjustments		Non-GAAP Results
Total revenue	$282,873	$401	(1)	$283,274
Operating income	95,061	32,351	(2)	127,412
Operating profit margin	33.6%			45.0%
Net income	$84,280	$18,784	(3)	$103,064
Earnings per share – diluted:
Earnings per share	$0.98			$1.20
Weighted average shares	86,152			86,152
(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $15.3 million of stock-based compensation expense, $3.1 million of excess payroll taxes related to stock-based awards, $12.2 million of amortization expense associated with intangible assets acquired in business combinations, $1.4 million of transaction expenses related to business combinations and the $0.4 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, decreased for the related income tax impact of $15.0 million and increased for a measurement-period adjustment related to the Tax Cuts and Jobs Act of $1.4 million.

ANSYS, INC. AND SUBSIDIARIES

ASC 605 Reconciliation of Non-GAAP Measures

(Unaudited)

	Three Months Ended
	March 31, 2018				March 31, 2017
(in thousands, except percentages and per share data)	GAAP Results	Adjustments		Non-GAAP Results	GAAP Results	Adjustments		Non-GAAP Results
Total revenue	$284,569	$604	(1)	$285,173	$253,405	$143	(4)	$253,548
Operating income	96,757	32,554	(2)	129,311	85,472	32,111	(5)	117,583
Operating profit margin	34.0%			45.3%	33.7%			46.4%
Net income	$85,753	$18,936	(3)	$104,689	$63,306	$14,183	(6)	$77,489
Earnings per share – diluted:
Earnings per share	$1.00			$1.22	$0.73			$0.89
Weighted average shares	86,152			86,152	87,224			87,224
(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(2)	Amount represents $15.3 million of stock-based compensation expense, $3.1 million of excess payroll taxes related to stock-based awards, $12.2 million of amortization expense associated with intangible assets acquired in business combinations, $1.4 million of transaction expenses related to business combinations and the $0.6 million adjustment to revenue as reflected in (1) above.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, decreased for the related income tax impact of $15.1 million and increased for a measurement-period adjustment related to the Tax Cuts and Jobs Act of $1.4 million.
(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with the accounting for deferred revenue in business combinations.
(5)	Amount represents $12.0 million of amortization expense associated with intangible assets acquired in business combinations, $10.5 million of stock-based compensation expense, $9.3 million of restructuring charges, $0.1 million of transaction expenses related to business combinations and the $0.1 million adjustment to revenue as reflected in (4) above.
(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $17.9 million.

NON-GAAP MEASURES

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow the Company focus on and publish both historical results and future projections based on non-GAAP financial measures. The Company believes that it is in the best interest of its investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support its strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangible assets from acquisitions and its related tax impact. The Company incurs amortization of intangible assets, included in its GAAP presentation of amortization expense, related to various acquisitions it has made. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making, and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Stock-based compensation expense (benefit) incurred in connection with the Company's deferred compensation plan held in a rabbi trust includes an offsetting benefit (charge) recorded in other income (expense). Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Management similarly excludes income (expense) related to assets held in a rabbi trust in connection with the Company's deferred compensation plan. Specifically, the Company excludes stock-based compensation and income (expense) related to assets held in the deferred compensation plan rabbi trust during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Restructuring charges and the related tax impact. The Company occasionally incurs expenses for restructuring its workforce included in its GAAP presentation of cost of software licenses; cost of maintenance and service; research and development expense; and selling, general and administrative expense. Management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally does not incur these expenses as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Transaction costs related to business combinations. The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of research and development expense and selling, general and administrative expense. These expenses are generally not tax-deductible. Management excludes these acquisition-related transaction expenses, derived from announced acquisitions, for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting as well as comparability with competitors' operating results.

Tax Cuts and Jobs Act. The Company recorded charges in its income tax provision related to the enactment of the Tax Cuts and Jobs Act, specifically for the transition tax related to unrepatriated cash. Management excludes these charges for the purpose of calculating non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as (i) the charges are not expected to recur as part of its normal operations and (ii) the charges resulted from the extremely infrequent event of major U.S. tax reform, the last such reform having occurred in 1986. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company's financial reporting.

Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

IR Contact:

Annette N. Arribas, CTP

(724) 820-3700

annette.arribas@ansys.com